WEYERHAEUSER COMPANY
UBS GLOBAL PAPER AND FOREST PRODUCTS CONFERENCE
New York, NY
September 15, 2011

FORWARD LOOKING STATEMENT
This presentation contains statements concerning the Company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding the assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on Company operations or financial condition. The Company will not update these forward-looking statements after the date of the presentation.
Some forward-looking statements discuss the Company’s plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or a variation of those terms.
This presentation contains forward-looking statements regarding the Company’s expectations regarding third quarter 2011, including housing market conditions; market challenges for our Timberlands, Wood Products and Real Estate segments; soft domestic log markets due to weak lumber markets, some improvement in log export demand, particularly in Japan and China, despite continued high inventories in China, and reduced earnings from non-strategic land sales in the third compared to the second quarter; the lack of any recovery in wood products markets, with engineered wood volumes and prices especially weak, and a review of closed capacity that could result in additional non-cash impairments; prices weakening in the third quarter in the Cellulose Fibers segment due to global economic uncertainty and the strengthening U.S. dollar, despite some pickup in export demand; and continued weak markets in our single-family homebuilding operations, with markets softening during the quarter due to weak employment data, political uncertainties and the impact of severe weather in the East and South. Major risks, uncertainties and assumptions that affect the Company’s businesses and may cause actual results to differ from these forward-looking statements include, but are not limited to:
• general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, strength of the U.S. dollar;
• market demand for the Company’s products, which is related to the strength of the various business segments and economic conditions;
• performance of the Company’s manufacturing operations, including maintenance requirements;
• raw material prices;
• energy and transportation costs;
• successful execution of internal performance plans including restructurings and cost reduction initiatives;
• level of competition from domestic and foreign producers;
• the effect of the Japanese disaster on demand for company products;
• the effect of weather and the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
• federal tax policies;
• the effect of forestry, land use, environmental and other governmental regulations;
• legal proceedings;
• the effect of timing of retirements and changes in the market price of our common stock on charges for share-based compensation;
• changes in accounting principles;
• performance of pension fund investments and derivatives; and
• the other factors described under “Risk Factors” in the Company’s annual report on Form 10-K.
The Company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It also is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Canadian dollar, Euro and Yen. Restrictions on international trade or tariffs imposed on imports also may affect the Company.

INTRODUCTION
Dan Fulton
President and Chief Executive Officer

WEYERHAEUSER OVERVIEW
Weyerhaeuser Company
Timberlands (REIT)
Over 6 million acres of timberlands
Taxable REIT Subsidiary
Non-REIT Timber Business
Minerals and other
non-qualifying activities
Wood Products
Lumber, OSB,
Engineered Wood Products
Weyerhaeuser Real
Estate Company (WRECO)
Single Family Homebuilding
Land Development
Cellulose Fibers
Specialty Absorbent Pulp

TIMBERLANDS STRATEGY
Grow and manage financially attractive,
sustainable forests
Apply market knowledge
and scale to create
additional value
Explore opportunities for
future growth
Increase cash flow and asset value

COMPETITIVE ADVANTAGE OF WEYERHAEUSER TIMBERLANDS
World class timberland holdings
Managed for optimum value by reducing costs and increasing yield
Innovative silviculture - precision landscape forestry
Focus on high value sawlogs
Cost-advantaged infrastructure and logistics capabilities
Broad access to domestic and international markets
Strong, long-standing customer relationships

U.S. TIMBERLANDS IN MOST PRODUCTIVE REGIONS
Approximately 2 million acres west of the Cascade Mountains, primarily high value Douglas fir

Over 4 million acres in 7 states across the U.S. South, primarily loblolly pine
US West
US South

INNOVATIVE FORESTRY MAXIMIZES RETURNS
Silviculture practices enable us to grow high-quality sawtimber faster at lower cost

SCALE INFRASTRUCTURE AND LOGISTICS PROVIDE COST ADVANTAGES
Harvesting
Merchandising
Hauling / dispatch trucking
Strategically located, Weyerhaeuser-owned port facilities
Efficiently reach broad mix of domestic and international markets

UNIQUELY ADVANTAGED TO SERVE ASIAN EXPORT MARKETS
One port to one port loading
19% of timberlands revenue from export log sales
Japan is a premium market for Weyerhaeuser logs
China represents an increasingly large and attractive opportunity
Long-standing customer relationships
2010 Export Log
Revenue by Country
Japan 81%
China 13%
Korea 6%

ADDITIONAL SOURCES OF VALUE FROM TIMBERLANDS
7.1 million net mineral acres
Oil and gas
$30-50 million annual business
Revenue interest in >1,000 producing wells
Haynesville Shale (LA)
~12,000 acres under lease in core
Aggregates and minerals
$10+ million annual business
Economic downturn affected
2009-2010 revenues
New operations adding to revenues

SUSTAINABILITY CREATES VALUE

BUSINESS CONDITIONS AND FINANCIAL UPDATE
Patty Bedient
Executive Vice President,
and Chief Financial Officer

BUSINESS CONDITIONS
Timberlands
Export log markets still strong
Domestic log markets remain soft
Wood Products
Markets remain challenged
Weyerhaeuser Real Estate Company (WRECO)
Profitable despite weak housing markets
Cellulose Fibers
Uncertainty in global markets
U.S. dollar strengthening

DIVIDEND PAYOUT POLICY
Targeting a dividend payout ratio of 75% of
Funds Available for Distribution (FAD) over cycle
FAD defined as cash flow before debt repayment and dividends
Will consider repurchasing shares
Current quarterly dividend of 15 cents per share,
or 60 cents per share on annualized basis
2011 dividend payout ratio could exceed 75% of FAD, given current outlook
A sustainable dividend that
we expect to grow over time

STRONG LIQUIDITY AND IMPROVING CAPITAL STRUCTURE
Cash balance as of 6/30/2011: ~$880 million
New 4-year billion dollar credit facility – no outstanding borrowings
2011     2012     2013     2014     2015-2016
Maturities             199     409     15     0
Ending Debt Balances     $4,509     $4,310     $3,901     $3,886     $3,886
Strong capital structure
supports sustainability of dividend

REASONS TO OWN WEYERHAEUSER
World class timberland holdings
Leader in extracting value from timberlands
Cash and earnings expected to significantly improve throughout housing recovery
Committed to a sustainable dividend that
we expect to grow over time
Opportunistic growth in timberland holdings
Committed to creating value for our shareholders